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                                                              EXHIBIT 99(a)(2)

                         PROGENICS PHARMACEUTICALS, INC.
                  Election Concerning Exchange of Stock Options
                        (Instructions at Bottom of Form)


Name of Optionee:

Social Security Number (last 4 digits):

         I have received and read the Offer To Exchange Outstanding Options Granted To Employees of Progenics On January 1, 2000 And January 7, 2000 And, Solely With Regard To Those Employees Who Were Hired On Or Between January 1, 2000 And February 28, 2001, Options Granted On Such Employees' Original Date Of Hire and the Q&A included therein. I understand that I may elect to cancel the options that were granted to me on January 1, 2000 and January 7, 2000 and, if my original date of hire was on or between January 1, 2000 and February 28, 2001, options that were granted on such date under the Progenics Pharmaceuticals, Inc. 1996 Stock Incentive Plan (the "Plan"). In return, Progenics will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Progenics board of directors held more than six months and one day after the date we cancel the options accepted for exchange, which will be on or after December 26, 2001 (the "replacement grant date"), provided that I am still employed by Progenics on that date. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market for the trading day before the replacement grant date, as reported in the print edition of The Wall Street Journal.

         I understand that all of the terms of the replacement options will be the same as the terms of the options being cancelled. The vesting schedule of the replacement options will be the same as the vesting schedule of the options being cancelled, based on the original vesting commencement date.

         I also understand that I will not be eligible to receive any other option grants until after the replacement grant date.

         I recognize that, under certain circumstances set forth in the Offer to Exchange, Progenics may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

         I understand that, if my original hire date was on or between January 1, 2000 and February 28, 2001, by electing to exchange my options, I will NOT be eligible to receive an additional grant of options equal to 20% of the original amount of my hire date stock option grant issued to me at my hire date at the current fair market value.

         I have reviewed the list of my options that Progenics made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on June 25, 2001. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 12:00 Midnight, Eastern Time, June 23, 2001.







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[ ] I hereby elect to cancel all options granted to me by Progenics on January
1, 2000 and January 7, 2000 and, if my original date of hire was on or between January 1, 2000 and February 28, 2001, options that were granted on such date.

______, 2001                                         __________________________
Date                                                 Optionee's Signature

[ ] I am an employee of Progenics, hired on or between January 1, 2000 and February 28, 2001 and I hereby elect to not participate in the offer; instead, I elect to receive an additional grant of options equal to 20% of the original amount of my hire date stock option grant issued to me at my hire date at the current fair market value.

______, 2001                                         __________________________
Date                                                 Optionee's Signature



Participation Instructions:

1. Complete this form, sign it, and fax it to (914) 789-2863 or deliver it to Gina Clements, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill
River Road, Tarrytown, New York 10951 as soon as possible, but in any event before 12:00 P.M., Eastern Time, on June 23, 2001.

2. Ensure that you receive confirmation of receipt from Human Resources within 3 business days.

Employees who return forms after June 20, 2001 may not receive timely confirmation.